Exhibit 15.1

October 16, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our report dated August 11, 2014 on our review of interim financial information of GFI Group Inc. for the three and six-month periods ended June 30, 2014 and June 30, 2013 and included in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2014 is incorporated by reference in its Registration Statement on Form S-4 dated October 16, 2014.  With respect to the unaudited condensed consolidated financial information of GFI Group Inc. and its subsidiaries as of June 30, 2014 and for the three and six-month periods ended June 30, 2014 and June 30, 2013, we reported that we have applied limited procedures in accordance with professional standards in our review of such information. However, our report dated August 11, 2014, states that we did not audit and we do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on our report should be restricted in light of the limited nature of the review procedures applied.

Very truly yours,

/s/ PricewaterhouseCoopers LLP